EXHIBIT 99.1

Lucas Energy Announces
Letter of Intent for New Joint Venture

HOUSTON, TEXAS - (GlobeNewswire) – April 6, 2010 – Lucas Energy, Inc. (NYSE Amex - LEI) an independent oil and gas company (the “Company”) based in Houston, Texas, today announced that the Company has signed the purchase and sale agreement referenced by the Letter of Intent for a new joint venture with a large, privately owned, oil and gas company described in the March 1, 2010 press release.  The purchase and sale agreement is binding but is subject to determination of the actual acreage to be conveyed and the actual closing which is anticipated to be completed prior to April 30, 2010.  Further details will be available after closing.

The purpose of the proposed joint venture is the development of the Eagle Ford Shale properties owned by Lucas Energy, Inc. in Gonzales County, Texas.  The joint venture partner is acquiring an 85% working interest in the deep rights, including the Eagle Ford Shale formation.  Lucas will retain a 15% working interest.  The development agreement does not include any of Lucas Energy’s Austin Chalk acreage, producing wells, or its current production in the closing sale.

William A. Sawyer, President and CEO of Lucas Energy, said “This development venture will leave Lucas a debt free company with ample cash reserves to develop the Eagle Ford Shale and continue to increase production of its Austin Chalk assets.”   For more information on this and other activities of the Company, see the Lucas Energy web site www.lucasenergy.com.

Forward-Looking Statement

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects,” “projects,” “plans,” “feels,” “anticipates” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although Lucas Energy believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release.  The Company’s complete filings with the Securities and Exchange Commission are available at http://www.sec.gov

Contacts:
Lucas Energy, Inc.
(713) 528-1881

Michael Brette,J.D.
[mikebrette@gmail.com]
Mike King [mike@princetonresearch.com]